The Alkaline Water Company Receives SEC Qualification of Tier 1 Regulation A Offering of Up to $10 Million

GLENDALE, ARIZONA — ACCESS Newswire / December 22, 2025 — The Alkaline Water Company, Inc. (OTCID: WTER) (the “Company”) today announced that the U.S. Securities and Exchange Commission (“SEC”) has qualified the Company’s Tier 1 Regulation A offering statement on Form 1-A, enabling the Company to proceed with a public offering of its common stock.

Pursuant to the qualified offering statement, the Company may offer up to 200,000,000 shares of common stock at an offering price of $0.05 per share, for aggregate gross proceeds of up to $10,000,000, subject to the terms and conditions set forth in the offering circular.

The offering is being conducted on a self-underwritten, best-efforts basis. Net proceeds, if any, are expected to be used for general working capital and corporate purposes, including the resumption, stabilization, and expansion of operations, as further detailed in the offering circular.

“The SEC’s qualification of our Regulation A offering represents a critical regulatory and corporate milestone,” said Richard Wright, Chief Executive Officer of The Alkaline Water Company. “This qualification provides a compliant and transparent pathway to access growth capital as we advance our operational reset, strengthen our balance sheet, and position the Company for long-term value creation.”

The Company’s common stock currently trades on the OTC Markets under the ticker symbol WTER.

IMPORTANT REGULATION A OFFERING NOTICE

An offering statement relating to these securities has been filed with and qualified by the U.S. Securities and Exchange Commission. Qualification does not constitute approval, endorsement, or a determination on the merits of the securities or the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offer will be made only by means of the offering circular, which contains important information about the Company, the offering, and associated risk factors.

Copies of the offering circular may be obtained directly from the Company and are available on the SEC’s website at www.sec.gov under The Alkaline Water Company, Inc.

ABOUT THE ALKALINE WATER COMPANY, INC.

The Alkaline Water Company, Inc. (OTC: WTER) is a premium beverage company focused on the development and distribution of high-quality alkaline water products. Founded in 2012 and headquartered in Glendale, Arizona, the Company’s flagship Alkaline88® brand utilizes a proprietary electrolysis process that infuses purified water with Himalayan rock salt and trace minerals to achieve an 8.8 pH balance. The Company is committed to disciplined operations, regulatory compliance, and sustainable long-term growth.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied. Such statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by applicable law.

FOR OFFERING AND INVESTOR INQUIRIES

The Alkaline Water Company, Inc.
5524 N. 51st Ave., Suite 101
Glendale, AZ 85301
Phone: (480) 227-7307
Email: IR@thealkalinewaterco.com
Website: www.thealkalinewaterco.com